UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2018

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Exeter Street

Baltimore, MD 21202

(Address of principal executive offices, including zip code)

(410) 843-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.                                        Other Events.

As previously disclosed by Laureate Education, Inc. (the “Company”) in its filings with the Securities and Exchange Commission, in December 2016 and January 2017, the Company issued shares of its Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) for total gross proceeds of $400.0 million.  On April 23, 2018, immediately after the Company’s shelf registration statement on Form S-3 became effective and in accordance with and subject to the terms and conditions set forth in the Certificate of Designations of Convertible Redeemable Preferred Stock, Series A of the Company, filed with the Secretary of State of the State of Delaware on December 20, 2016 (the “Certificate of Designations”), all of the issued and outstanding shares of the Company’s Series A Preferred Stock were converted into 36,142,759 shares of the Company’s Class A common stock, par value $0.004 per share (“Class A Common Stock”). In lieu of issuing any fractional shares of Class A Common Stock upon the conversion of such shares of Series A Preferred Stock, the Company paid cash to the holders otherwise entitled to such fractional shares.  In addition, the accrued but unpaid dividends on such shares of Series A Preferred Stock were satisfied through the issuance of shares of the Company’s Class A Common Stock upon conversion, except to the extent that the Company satisfied any fractional shares through payment of cash pursuant to the terms of the Certificate of Designations, representing the payment in full of all Series A Preferred Stock dividend obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
Name:	Eilif Serck-Hanssen
Title:	Chief Executive Officer

Date: April 23, 2018